Exhibit 2

PURCHASE AND ASSUMPTION AGREEMENT

Among

UNIZAN FINANCIAL CORP.

UNIZAN BANK, NATIONAL ASSOCIATION

and

OHIO LEGACY BANK, N.A.

PURCHASE AND ASSUMPTION AGREEMENT

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of May 21, 2004, by and between Unizan Financial Corp., an Ohio corporation having its principal offices in Canton, Ohio (“Unizan”); Unizan Bank, National Association a national banking association having its principal offices in Canton, Ohio (“Unizan Bank”); and Ohio Legacy Bank, N.A., a national banking association, having its principal offices in Wooster, Ohio (“Purchaser”).

Recitals

A. Unizan, by its own actions and through the actions of Unizan Bank (Unizan and Unizan Bank being hereinafter referred to as “Sellers”), wishes to divest itself of certain assets, deposits, and other liabilities associated with the operation of a branch banking office located at 343 West Milltown Road, Wooster, Ohio.

B. Ohio Legacy Bank, N.A., Purchaser wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Sellers and Purchaser agrees as follows:

ARTICLE I - THE ASSETS

Section 1.1. Bank Branch.

Purchaser shall purchase from Sellers the “Transferred Assets” (as defined in Section 2.1 below), and assume certain liabilities assigned to the branch banking office located at 3562 Commerce Parkway, Wooster, Ohio (“Bank Branch”).

ARTICLE II - TRANSFER OF ASSETS AND LIABILITIES

Section 2.1. Transferred Assets.

(a)	As of the “Effective Time” (as defined in Section 3.1 below) and upon the terms and conditions set forth herein, Sellers will sell, assign, transfer, convey, and deliver to Purchaser and Purchaser will purchase from Sellers, all of Sellers’ right, title, and interest in and to the following assets located at or attributed to the Bank Branch, except as otherwise excluded from sale pursuant to the provisions of paragraph 2.1(b) below (collectively, the “Transferred Assets”):

(1)	the furniture, fixtures, leasehold improvements, equipment, and other tangible personal property located on or affixed to the leased Bank Branch location, including, any of such items on order at the Closing or subject to the terms of any Equipment Leases (collectively, the “Personal Property”);

(2)	the assignable lease affecting the Bank Branch, including the lease of real property (the “Real Property Lease”), and all assignable leases for equipment (collectively, the “Equipment Leases”), and those assignable, stand-alone software licenses and leases acceptable to Purchaser (the “Software Licenses”);

(3)	all safe deposit contracts and leases for the safe deposit boxes (exclusive of contents) located at the Bank Branch as of the Effective Time (the “Safe Deposit Contracts”);

(4)	all coins and currency located at the Bank Branch as of the Effective Time (the “Coins and Currency”); and

(5)	all assignable operating contracts of the Bank Branch listed on Exhibit 2.1(a) (the “Operating Contracts”).

(b)	The following items shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”):

(1)	the proprietary merchandising equipment and other assets, including without limitation, the teller system, the phone system and the control panel for the security systems, listed on Exhibit 2.1(b)(1) hereto;

(2)	Sellers’ rights in and to the names “Unizan” and any of their predecessor banks’ names and any of Sellers’ or Sellers’ predecessors’ corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

(3)	any regulatory licenses or any other nonassignable licenses and permits;

(4)	proprietary Sellers’ software;

(5)	Sellers’ line of business which deals in merchant services for credit and debit card processing;

(6)	Sellers’ credit card program with MBNA American Bank, N.A., and all rights, duties, obligations and relationships arising in connection herewith;

(7)	all loans including, but not limited to, mortgage loans, consumer loans and commercial loans, secured or unsecured and credit cards; and,

(8)	all contracts or agreements which create, modify, or govern Unizan Bank’s fiduciary and non-fiduciary trust, custody, (excluding individual retirement account custodial agreements), estate administration, and guardian administration accounts and any rights of Unizan Bank to the physical assets of such accounts or to hold the physical assets of such accounts in accordance with the relevant trust agreement.

Sellers shall coordinate with Purchaser to remove the Excluded Assets from the Bank Branch on or prior to the Effective Time. Sellers shall remove the Excluded Assets at their own cost and using their reasonable efforts to attempt to minimize any damage as a result of such removal. Apart from making any repairs necessitated by Sellers’ negligence in removing the Excluded Assets, Sellers shall be under no obligation to restore the premises to their original condition, which shall be the responsibility of Purchaser.

Section	2.2. Purchase Price.

(a)	As consideration for the purchase of the Bank Branch, Purchaser shall pay Sellers a purchase price equal to the sum of the following:

(1)	$100,000.00 for the assignment of Real Estate Lease;

(2)	$184,000.00 for the furniture, fixtures and equipment;

(3)	a premium for the Deposit Liabilities (as defined in Section 2.3(a) of this Agreement) equal to three and one-half percent (3.5%) of such Deposit Liabilities; and,

(4)	the face amount of the Coins and Currency.

(b)	In addition, Purchaser shall assume, as of the Effective Time, the Deposit Liabilities and all duties, obligations, and liabilities related to any of the following accruing or arising on or after the Effective Time: (i) the Real Property Lease, (ii) the Equipment Leases, (iii) the Software Licenses, (iv) the Safe Deposit Contracts, and (v) all Operating Contracts. Specifically excluded from the above are:

(1)	liabilities or obligations with respect to any litigation, suits, claims, demands, or governmental proceedings arising from any fact, circumstance, or event occurring prior to the Effective Time and related to the Bank Branch; and

(2)	any and all obligations arising under any service agreements entered into between Unizan and its subsidiaries or other affiliates.

(c)	Sellers shall prepare a balance sheet (the “Pre-Closing Balance Sheet”) in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the “Pre-Closing Balance Sheet Date”) reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Sellers agree to pay to Purchaser at the Closing (as defined in Section 3.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Sellers at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above, as reflected by the Pre-Closing Balance Sheet. The purchase price, as well as each of the items described in paragraphs (a)(1) through (4) above and all amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3 hereof).

(d)	Sellers and Purchaser agrees to allocate the purchase price in accordance with Section 1060 of the Internal Revenue Code (the “Code”). Within 120 days after the Closing Date, Purchaser shall provide to Sellers, Purchaser’s proposed allocation of the purchase price as finally determined and paid by Purchaser hereunder. Within 30 days after the receipt of such allocation, Sellers shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Sellers and Purchaser shall reduce such allocation to writing, including jointly and properly executing a completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations, or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Sellers and Purchaser shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Sellers and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final purchase price, provided, however, that neither Sellers nor Purchaser shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority. Sellers and Purchaser shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal, or submission with respect to, such challenge.

Section 2.3. Deposit Liabilities.

(a)	“Deposit Liabilities” shall mean all of Unizan Bank’s duties, obligations, and liabilities, as recorded on Unizan Bank’s books and records as of the Effective Time, for payment to the depositors of, and Unizan Bank’s written contractual duties and obligations relating to, the deposit accounts and time deposit accounts (“CD’s”)assigned to the Bank Branch as of the Effective Time (including accrued but unpaid or uncredited interest thereon).

(b)	Except for those liabilities and obligations specifically assumed by Purchaser under 2.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

(1)	Sellers’ cashier checks, letters of credit, money orders, traveler’s checks, interest checks and expense checks issued prior to the Effective Time, consignments of U.S. Government “E” and “EE” bonds, and any cash items paid by Sellers and not cleared prior to the Effective Time; and

(2)	deposit accounts associated with or securing lines of credit.

(c)	Sellers do not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d)	After the Effective Time, Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts, and withdrawal orders presented to Purchaser by mail, over the counter, or through the check clearing system of the banking industry by depositors of the accounts assumed, whether drawn on the checks, withdrawal forms, or draft forms provided by Sellers or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser; provided that Purchaser shall not be obligated to honor or pay any item if there are insufficient funds in the customer’s account when presented.

(e)	If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Sellers for all or any part of any such assumed Deposit Liabilities, Sellers shall not be liable or responsible for making any such payment; provided, that if Sellers shall pay the same, Purchaser agrees to reimburse Sellers for any such payments, and Sellers shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts, or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Sellers and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns, and other items presented to and paid by Sellers within 90 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Sellers shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

(f)	Purchaser agrees, at its cost and expense, (i) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Sellers and Purchaser, of Purchaser’s assumption of Deposit Liabilities, (ii) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser’s checks and to destroy any unused check, draft, and withdrawal order forms of Sellers (if Purchaser so elects, Purchaser may offer to buy from such depositors its unused Sellers’ check, draft, and withdrawal order forms), (iii) to reissue all ATM and debit cards associated with the depositors of assumed Deposit Liabilities, and (iv) to disable and to notify customers of the disabling of all credit card overdraft protection or notify the customers of alternative over-draft protection through a different credit card or line of credit. At their expense, Sellers will prepare and deliver to Purchaser two sets of its normal customer mailing labels relating to the Deposit Liabilities. In addition, subsequent to regulatory approval, Sellers will notify their affected customers by letter of the pending assignment of Sellers’ Deposit Liabilities to Purchaser, which notice shall be at Sellers’ cost and expense and shall be in a form mutually agreeable to Sellers and Purchaser. Sellers and Purchaser will coordinate with each other as to the time and manner of notification to customers consistent with regulatory requirements.

(g)	Purchaser agrees to pay promptly to Sellers an amount equivalent to the amount of any checks, drafts, or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Sellers after the Effective Time.

(h)	As of the Effective Time, Purchaser will assume and discharge Sellers’ duties and obligations in accordance with the terms and conditions and laws, rules, and regulations that apply to the certificates of deposit, accounts, and other Deposit Liabilities assumed under this Agreement.

(i)	As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items, and other records related to the Deposit Liabilities assumed under this Agreement, subject to Sellers’ right of access to such records as provided in this Agreement.

(j)	Sellers will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules, and regulations regarding tax reporting of transactions of such accounts through the Effective Time, including all 1099 obligations. Sellers will be entitled to impose normal fees and service charges on a per-item basis, but Sellers will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules, and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

(k)	Prior to the Closing Date, Purchaser, at its expense, will notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to the

Agreement; provided, however, that Sellers shall have provided Purchaser with all information necessary to make such notifications and provided, further, that Sellers may, at their option, notify all such originators (on behalf of Purchaser) also at the expense of Purchaser. For a period of 90 calendar days beginning on the Effective Time, Sellers will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Sellers. Sellers will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Sellers will make available to Purchaser at Sellers’ operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 90-day period will be returned to the presenting party. Sellers and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Sellers, and Sellers shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

(l)	As of the Effective Time, Sellers shall transfer and assign all files, documents, and records related to the Deposit Liabilities to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

(m)	Sellers and Purchaser agrees to cooperate in good faith to develop a mutually satisfactory method with respect to terminating, transferring, converting, and/or otherwise resolving issues related to insurance products associated with Deposit Liabilities, including accidental death and dismemberment insurance coverage in connection with Deposit Liabilities. The parties’ obligations in this paragraph (m) are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

Section 2.4. Safe Deposit Business.

(a)	As of the Effective Time, Purchaser will assume and discharge Sellers’ obligations with respect to the safe deposit box business at the Bank Branch in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

(b)	As of the Effective Time, Sellers shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Bank Branch.

(c)	Safe deposit box rental payments collected by Sellers before the Effective Time shall be prorated to the Closing Date.

(d)	Attached hereto as Exhibit 2.4(d) are the safe deposit contracts to be transferred to Purchaser at Closing.

Section 2.5. Employee Matters.

(a)	Purchaser will offer employment to all employees of Sellers at the Bank Branch as of the Effective Time, as well as one mortgage originator, who maintains an office at the Bank Branch (individually, an “Employee,” and collectively, the “Employees”) on an at will basis. Any Employee who is on a leave of absence with Sellers at the Closing Date shall be offered employment by Purchaser following the Employee’s return from such leave so long as such return is within 6 months of the Closing Date. The base salary for each Employee hired by Purchaser shall not be less than the base salary provided by Sellers immediately prior to the Effective Time. For purposes of eligibility, participation, vesting, and benefit accrual under Purchaser’s 401(k) Profit Sharing Plan or any successor plan thereto, Purchaser agrees to give the Employees that are hired by Purchaser service credit for all periods of employment with Sellers (including their affiliates and their predecessor entities), that are recognized by Sellers for those purposes immediately prior to the Closing Date. With respect to Purchaser’s other employee benefit plans, the Employees will be treated as new hires. For purposes of vacation, sick, short term disability, long term disability and personal day entitlement, Family and Medical Leave Act entitlement, or any other employment policy or practice where length of service is a consideration, Purchaser agrees to give the Employees that are hired by Purchaser service credit for all periods of employment with Sellers (including their affiliates and their predecessor entities) that are recognized by Sellers for those purposes immediately prior to the Closing Date. However, in no event will Employees be entitled to unused sick days in excess of ninety (90) days. The Employees who immediately become employees of Purchaser will immediately be eligible to participate in each welfare benefit plan maintained by Purchaser without regard to waiting periods, if such Employees are participating in Sellers’ corresponding welfare benefit plans immediately prior to the Closing Date. With respect to Purchaser’s long-term disability plan, Employees who have satisfied all or a portion of the pre-existing condition limitation of the long-term disability plan of Sellers (including their affiliates and their predecessor entities) will be given credit toward satisfaction of any pre-existing condition limitation in Purchaser’s long-term disability plan.

To the extent that any Employee has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case with respect to the calendar year in which the Closing Date occurs, such amount shall be counted toward satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Employee by Purchaser. Purchaser shall not be responsible or liable for any benefits accrued under the pension or welfare plans of Sellers. Sellers will be responsible for all accrued but not paid vacation pay for the Employees through the Closing Date.

(b)	After the execution of this Agreement, Sellers will continue their normal employment practices in staffing the Bank Branch; however, Sellers make no representations or warranties about whether any of the Employees who become Employees of Purchaser will remain employed at the Bank Branch after the Effective Time. Sellers will: (i) use their best efforts to maintain the Employees as employees of Sellers at the Bank Branch until the Effective Time, (ii) refrain from dissuading any Employee from accepting an offer of employment with Purchaser, and (iii) refrain from recruiting employees for alternate positions with Sellers. Sellers shall affirmatively advise Bank Branch Employees that their current positions will terminate as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Sellers in their sole and absolute discretion. Sellers agree that, for a period of 24 months after the Closing Date, they will not solicit for employment any Employee who remains employed by Purchaser.

(c)	After the execution of this Agreement and subject to any legal restrictions, Sellers shall permit Purchaser, at reasonable times and upon reasonable notice, to examine and inspect Sellers’ records relating to Employees.

Section 2.6. Records and Data Processing, etc.

(a)	As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents, and records referred to in this Agreement. Purchaser will preserve and hold them in safekeeping as required by applicable law and sound banking practice for the joint benefit of Sellers and Purchaser. After the Effective Time, Purchaser will permit Sellers and their representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy, and reproduce any such files, documents, or records as Sellers deem reasonably necessary and to have similar access to such records and Sellers’ former employees for purposes of preparation of records and reports (including regulatory and tax reports and returns) and as Sellers require in connection with third party litigation.

(b)	As of the Effective Time, Sellers will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy, and reproduce files, documents, or records retained by Sellers regarding the assets and liabilities transferred under this Agreement as Purchaser deem reasonably necessary.

(c)	For a period of 180 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter, it may charge its customary rate for such copies.

(d)	It is understood that certain of Sellers’ records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies, or other non-original and non-paper media.

(e)	After the execution of this Agreement, Sellers will work with Purchaser to prepare mutually satisfactory schedules of Transferred Assets to be sold hereunder.

Section 2.7. Security.

As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Bank Branch.

Section 2.8. Taxes and Fees; Proration of Certain Expenses.

(a)	Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Sellers arising out of this transaction. Purchaser shall not be responsible for any income tax liability of Sellers arising from the business or operations of the Bank Branch before the Effective Time, and Sellers shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Bank Branch after the Effective Time. All excise, sales, use, and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement shall be paid one-half by Purchaser and one-half by Sellers, and each of Purchaser, on the one hand, and Sellers, on the other hand, shall indemnify and hold the other harmless from and against any such taxes in excess of the portion to be paid by such other party. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums or assessments, maintenance items, annual assessments, other ordinary operating expenses of the Bank Branch, and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Sellers for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Sellers. Purchaser shall be responsible for the payment of any non-delinquent special assessments. Real estate taxes owed pursuant to the Real Estate Lease shall be prorated, based upon the maximum allowable discount and other applicable exemptions.

(b)	Sellers and Purchaser shall each be responsible for its own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review, and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final purchase price.

ARTICLE III - CLOSING AND EFFECTIVE TIME

Section 3.1. Effective Time.

(a)	The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the “Closing”) to be held on a Friday at the offices of Sellers in Canton, Ohio, at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall be after the receipt of all necessary approvals by regulatory agencies and after all statutory waiting periods have expired and no later than August 15, 2004. The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the day on which the Closing occurs (the “Closing Date”).

(b)	Sellers and Purchaser may agree to conduct the Closing by exchanging executed and original documents by overnight courier service for delivery on the Closing Date. In this case, all Closing documents shall be held in escrow by the parties’ counsel pending their receipt of confirmation that all Closing documents have been received and are satisfactory, respectively, and that the parties’ wire transfer(s) of funds required under this Agreement have been received and credited to their designated account(s). Upon the parties’ receipt of such confirmation(s), respectively, such Closing documents shall be released from escrow by such counsel and the Closing shall be deemed to have been consummated.

Section 3.2. Closing.

(a)	All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)	At the Closing, subject to all the terms and conditions of this Agreement, Sellers shall execute and deliver to Purchaser or, in the case of items (5), (6), (8), (9), and (11), make reasonably available to Purchaser:

(1)	a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(1) (the “Bill of Sale”), transferring to Purchaser all of Sellers’ interest in the Personal Property;

(2)	an Assignment and Assumption Agreement acceptable to counsel for Purchaser and Seller (the “Assignment and Assumption Agreement”), assigning Sellers’ interest in the Equipment Leases, the Software Licenses, the Safe Deposit Contracts, the Operating Contracts, and the Deposit Liabilities;

(3)	an Assignment and Assumption of Lease, in substantially the form attached hereto as Exhibit 3.2(b)(3) (the “Assignment and Assumption of Lease”), assigning Sellers interest in the Real Property Lease;

(4)	consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement and the Assignment and Assumption of Lease;

(5)	Sellers’ keys to the safe deposit boxes and Sellers’ records related to the safe deposit box business at the Bank Branch;

(6)	Sellers’ records related to the Deposit Liabilities assumed by Purchaser;

(7)	immediately available funds in the net amount shown as owing to Purchaser by Sellers on the Closing Statement, if any;

(8)	the Coins and Currency;

(9)	such of the other assets to be purchased as shall be capable of physical delivery;

(10)	a certificate of a proper officer of each Seller, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of that Seller and that all of the representations and warranties of such Seller set forth in this Agreement remain true and correct in all material respects as of Effective Time;

(11)	copies of resolutions of the Board of Directors of each Seller, or the Executive Committees of a Seller, approving the sales contemplated herein;

(12)	a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(12) (the “Closing Statement”);

(13)	an affidavit of each Seller certifying that such Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

(14)	such certificates and other documents as the parties and their respective counsel may reasonably require to evidence receipt of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

It is understood that the items listed in items (5), (6), (8), and (9) shall be transferred at the Bank Branch immediately after the Bank Branch have closed for business on the Closing Date.

(c)	At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Sellers:

(1)	the Assignment and Assumption Agreement;

(2)	the Assignment and Assumption of Lease;

(3)	a certificate and receipt acknowledging the delivery and receipt of possession of the Assets and records referred to in this Agreement;

(4)	immediately available funds in the net amount shown as owing to Sellers by Purchaser on the Closing Statement, if any;

(5)	a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(6)	copies of resolutions of the Board of Directors, or the Executive Committee, of Purchaser approving the purchases contemplated herein; and

(7)	such certificates and other documents as Sellers and their counsel may reasonably require to evidence the receipt by Purchaser of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

(d)	All instruments, agreements, and certificates described in this Section 3.2 shall be in form and substance reasonably satisfactory to the parties’ respective legal counsel.

Section 3.3. Post Closing Adjustments.

(a)	Not later than 30 days after the Effective Time (the “Post-Closing Balance Sheet Delivery Date”), Sellers shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the “Post-Closing Balance Sheet”), including, but not limited to, the specific items described in paragraph 2.2(a)(1) through (4) above, as adjusted, together with a copy of Sellers’ calculation of the adjusted purchase price and amounts payable thereunder. Sellers shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Sellers in preparing the Post-Closing Balance Sheet. Within 15 days following the Post-Closing Balance Sheet Delivery Date (the “Adjustment Payment Date”), Sellers and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the purchase price, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

(b)	In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

(c)	The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.

ARTICLE IV - INDEMNIFICATION

Section 4.1. Sellers’ Indemnification of Purchaser.

Subject to any limitations in this Section 4.1, Section 4.4, or otherwise contained in this Agreement, Sellers shall indemnify, hold harmless, and defend Purchaser from and against (i) any breach by Sellers of any representation or warranty contained herein, and (ii) all claims, losses, liabilities, demands, and obligations, including reasonable attorneys’ fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Sellers’ operations at the Bank Branch. Except as otherwise provided in this Agreement, Sellers shall further indemnify, hold harmless, and defend Purchaser from and against all claims, losses, liabilities, demands, and obligations, including reasonable attorneys’ fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents, and utility charges) incurred by Sellers prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits, or proceedings commenced on or after the Effective Time and which relate to Sellers’ operations or transactions at the Bank Branch prior to the Effective Time.

Section 4.2. Purchaser’s Indemnification of Sellers.

Purchaser shall indemnify, hold harmless, and defend Sellers from and against any breach by Purchaser of any representation or warranty contained herein and all claims, losses, liabilities, demands, and obligations, including reasonable attorneys’ fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents, and utility charges), which any of Sellers may receive, suffer, or incur in connection with operations and transactions occurring after the Effective Time and which involve the Bank Branch, the Transferred Assets, or the liabilities assumed by Purchaser pursuant to this Agreement.

Section 4.3. Claims for Indemnity.

(a)	A claim for indemnity under Sections 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to 24 months after the Effective Time, except for any claims for non-payment of taxes, which right to make a claim for indemnity shall expire upon the expiration of the applicable statute of limitations, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

(b)	In the event that any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust, firm, or other entity (a “Person”) not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim, or lawsuit may result in any liability, damage, or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or 4.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim, or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim, or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim, or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim, or lawsuit as it may in their discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim, or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party, and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within ten calendar days of their receipt of the notice of such settlement offer).

Section 4.4. Limitations on Indemnification and Survival.

(a)	Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $25,000. Once such aggregate amount exceeds $25,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $25,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE IV FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE, OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM, OR LAWSUIT.

(b)	Neither the Sellers, on the one hand, nor the Purchaser, on the other hand, shall be obligated to indemnify the other for more than $500,000 in the aggregate for all claims asserted by such party; provided, however, that the limitations contained in this Section 4.4(b) shall not apply to any claim of common law fraud or claims for indemnification for Excluded Assets.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as otherwise specifically herein provided, and except as specifically disclosed to Purchaser in writing prior to the date hereof, or as otherwise disclosed as described in the particular Sections of this Article V, Sellers, on behalf of itself and its subsidiaries, hereby represents and warrants to Purchaser as follows:

Section 5.1. Corporate Organization.

Unizan is a bank holding company duly organized, validly existing, and in good standing under the laws of the State of Ohio. Unizan Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. Sellers have the corporate power and authority to carry on their respective businesses as currently conducted and to effect the transactions contemplated herein.

Section 5.2. No Violation.

The Bank Branch has been operated in all material respects in accordance with applicable laws, rules, and regulations. Sellers have not received written notice within the past year from the Office of the Comptroller of the Currency limited to the specific operation of the Bank Branch (1) asserting a violation of statute or regulations with respect to the Transferred Assets or the Deposit Liabilities; or (2) restricting or limiting Sellers’ operations at the Bank Branch with respect to the Transferred Assets or the Deposit Liabilities. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Sellers’ charters or bylaws; (ii) any material provision of any material agreement or any other material restriction of any kind to which either of the Sellers is a parties or by which either of the Sellers is bound; (iii) any material statute, law, decree, regulation, or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligations or loans to which either of the Sellers is a party.

Section 5.3. Corporate Authority.

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors or the Executive Committee of each corporate entity conveying assets or liabilities to Purchaser under this Agreement. In addition, prior to the Closing Date, this Agreement will have been approved by the appropriate management offices of Huntington Bancshares Incorporated. No further corporate authorization is necessary for Sellers to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.

This Agreement has been duly executed and delivered by Unizan and Unizan Bank and is the legal, valid, and binding agreement of Unizan and Unizan Bank, enforceable against each of Unizan and Unizan Bank in accordance with its terms.

Section 5.5. No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers and Purchaser, and there has been no participation or intervention by any other Person employed or engaged by or on behalf of Sellers in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder’s fee, or like commission.

Section 5.6. Personal Property.

Sellers own, and will convey to Purchaser at the Closing, all of Sellers’ right, title, and interest to all of the Personal Property free and clear of any mortgages, liens, security interests, or pledges. Such items are in generally good working order other than items that are not material or items that do not, in the aggregate, exceed $25,000 in value.

Section 5.7. Leased Bank Branch.

Sellers make the following additional representations regarding the leased Bank Branch:

(a)	Except as specifically set forth herein, Sellers have no knowledge of any condemnation proceedings pending against the leased Bank Branch location.

(b)	Except as specifically set forth herein, Sellers have not entered into any agreement regarding the leased Bank Branch location, and to Sellers’ knowledge the leased Bank Branch location is not subject to any claim, demand, suit, lien, proceeding, or litigation of any kind, pending or outstanding, which would materially affect or limit Purchaser’s use and enjoyment of the leased Bank Branch location or which would materially limit or restrict Sellers’ right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(c)	To Sellers’ knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the leased Bank Branch location from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the leased Bank Branch location, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Bank Branch are in material compliance with applicable governmental regulations.

Section 5.8. Condition of Property.

Except as may be otherwise specifically set forth in this Agreement, the leased Bank Branch location, and the Personal Property to be purchased by Purchaser hereunder are sold “AS IS, WHERE IS,” with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement. Buyer has had the opportunity prior to the date of execution of this Agreement to inspect the building to determine whether the condition of the Property is satisfactory to Buyer.

Section 5.9. Employees.

No Employee located in the Bank Branch is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Sellers’ established terms of employment. Sellers are unaware of any efforts during the past three years to unionize or organize the employees of any of the Bank Branch. Sellers will provide to Purchaser a true and correct list of all employees of the Bank Branch as of the date hereof, and a list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all of Seller’s employees and retention agreements applicable to Employees, for each such employee or for the employees as a group. Purchaser agrees to keep such information in strictest confidence and to confine knowledge of such information to those of its officers and personnel who have a need to know such information in connection with the performance of its duties. None of the employees of the Bank Branch is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Sellers.

Section 5.10. Assumed Contracts.

Sellers will deliver within three days of execution of this Agreement to Purchaser a true and complete copy of the Real Property Lease, Equipment Lease, Software License, Safe Deposit Contracts, and Operating Contract that is to be assumed by Purchaser. Each Real Property Lease, Equipment Lease, Software License, Safe Deposit Contracts, and Operating Contract is valid and subsisting and in full force and effect. Sellers have performed in all material respects all obligations required to be performed by Sellers thereunder and no condition exists which constitutes or, with notice, or lapse of time, would constitute a material default thereunder. To Sellers’ knowledge, all other parties to the Real Property Lease, Equipment Lease and Software License have performed in all material respects all obligations required to be performed by such parties thereunder and no condition exists which constitutes or, with notice, or lapse of time, would constitute a material default thereunder by such other parties.

Section 5.11. Deposit Liabilities.

No selection procedures believed to be adverse to Purchaser have been utilized by Sellers in selecting the Deposit Liabilities. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Sellers with respect to the termination of such insurance. Sellers are classified 1-A for purposes of calculating FDIC Insurance premiums. To Sellers’ knowledge, the Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Sellers and have been acquired and maintained in full compliance with all applicable Laws, including but not limited to the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Sellers’ business; and (iii) are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposit Liabilities, other than claims against such Deposit Liabilities owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities.

Section 5.12. Books, Records, Documentation, etc.

The books and records of the Bank Branch are correct, accurate, and complete, in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit forms, notices, statements, and related documentation, as well as Sellers’ policies, procedures, and practices with respect thereto, used at the Bank Branch comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

Section 5.13. Litigation.

There are no actions, causes of action, claims, suits, or proceedings, pending or, to Sellers’ knowledge, threatened, against Sellers relating to the Bank Branch or materially affecting the Bank Branch, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency, or instrumentality. For purposes of this Section, claims will be considered to materially affect the Bank Branch if the aggregate amount of such claims exceeds $10,000.

Section 5.14. Tax Matters.

Sellers have complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable in connection with Deposit Liabilities. Sellers have filed all federal, state, county, local, and foreign tax returns, including information returns, required to be filed by them in connection with Sellers’ operation of the Bank Branch, and have paid all taxes owed by them, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise, and sales taxes, and no taxes shown on such returns or assessments received by them are delinquent. Sellers have paid all taxes which they are required to withhold from amounts owing to employees, creditors, holders of Deposit Liabilities, or other third parties. For all completed years, Sellers have duly and timely sent to each holder of Deposit Liabilities a Form 1099 (or a substitute form permitted by law) relating to interest, earnings, or dividends paid on such accounts for those periods.

Section 5.15. IRA Documentation.

The form of the Master Plan Agreement for Individual Retirement Accounts is attached as Exhibit 5.15(A) and a related Individual Retirement Account Disclosure Statement is attached as Exhibit 5.15(B), and both constitute the form of the documents establishing the trustee or custodial arrangement in connection with all IRA’s maintained at the Branch. No consent of any owner of an IRA is required to effect the transfer of such account to Buyer. If, however, any such consent shall prove to be necessary, Sellers shall, at Sellers’ own expense, use their best efforts to obtain such consent prior to the Closing Date. To the extent consents for necessary transfers of IRA’s are not obtained, such accounts shall not be included in the accounts transferred to Buyer hereunder.

Section 5.16. Environmental.

Within the past 6 months Sellers have not received any written notice from the U.S. Environmental Protection Agency or the Ohio Environmental Protection Agency alleging a violation of federal or state environmental laws with respect to the Bank Branch.

Section 5.17. Limitation and Survival of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement, Sellers make no representation or warranty whatsoever with regard to any asset being transferred to Purchaser or any obligation being assumed by Purchaser or as to any other matter or thing. The foregoing representations and warranties shall survive the Effective Time for a period of 24 months, except Section 5.13, which shall survive the Effective Time for a period of one year and except as otherwise specifically herein provided.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise specifically herein provided, Purchaser hereby represents and warrants to Sellers as follows:

Section 6.1. Corporate Organization.

Ohio Legacy is a national banking organization duly organized and validly existing, and in good standing. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated herein.

Section 6.2. No Violation.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with (i) Purchaser’s charters or bylaws, (ii) any material provision of any material agreement or any other material restriction of any kind to which either of the Purchaser is a party or by which either of the Purchaser is bound, (iii) any material statute, law, decree, regulation, or order of any governmental authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which either of the Purchaser is a party.

Section 6.3. Corporate Authority.

Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors or Executive Committee of the Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 6.4. Enforceable Agreement.

This Agreement has been duly executed and delivered by Purchaser and is the legal, valid, and binding agreement of Purchaser, enforceable in accordance with its terms.

Section 6.5. No Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Sellers and there has been no participation or intervention by any other Person employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Sellers or Purchaser for a brokerage commission, finder’s fee, or like commission.

Section 6.6. Survival of Representations and Warranties.

The foregoing representations and warranties shall survive the Effective Time for a period of 24 months.

ARTICLE VII - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 7.1. Full Access.

Sellers shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Sellers’ normal security requirements, access to the properties, books, and records pertaining to the Bank Branch, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Real Property, and the Personal Property, and copies of the Real Property Lease, Equipment Leases, and Software Leases in order that Purchaser may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal business and operations of the Bank Branch or the affairs of Sellers relating to the Bank Branch. Sellers will cooperate with Purchaser to the extent reasonably requested and legally permissible to provide Purchaser with information about Employees and a means to meet with Employees. The officers of Sellers shall furnish Purchaser with two standard sets of such additional financial and operating data and other information as to its business and properties at the Bank Branch, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchaser’s expense. Nothing in this Section 7.1 shall require Sellers to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, or marketing or strategic plans. Records will be made available for review by Purchaser no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Sellers’ records may be available only in the form of photocopies, film copies, or other non-original and non-paper media.

Section 7.2. Delivery of Magnetic Media Records.

Sellers shall prepare or cause to be prepared at their expense and make available to Purchaser at Sellers’ data processing center or other reasonably convenient location magnetic media records in Sellers’ field format as soon as possible and in any event not later than 30 calendar days after the execution of this Agreement and further shall make available to Purchaser such records updated monthly and as of the Closing Date, which records shall contain the information related to the items described in items 3.2(b)(6), (7), and (8) above. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties. At their option, Sellers may provide such reports in paper format instead of magnetic media format if provided ten (10) business days prior to Closing.

Section 7.3. Application for Approval.

No later than May 16, 2004, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Sellers promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Sellers upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Sellers shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 7.4. Conduct of Business; Maintenance of Properties.

From the date hereof until the Effective Time, Sellers shall:

(1)	carry on, or cause to be carried on, the business of the Bank Branch substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact their current business organization and preserve their business relationships with depositors, customers, and others having business relationships with it and whose accounts will be retained at the Bank Branch; provided, however, that a Seller need not advertise or promote new or substantially new customer services in the principal market area of the Bank Branch;

(2)	cooperate with and assist Purchaser in assuring the orderly transition of the business of the Bank Branch to Purchaser from Sellers; and

(3)	maintain the leased Bank Branch location, and the Personal Property in their current condition, ordinary wear and tear excepted.

Section 7.5. Efforts to Consummate; Further Actions.

The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Such assistance will be provided to the Purchaser without costs for Sellers’ personnel for a period of at least 12 months after the Closing Date.

Section 7.6. Fees and Expenses.

Subject to the provisions of Section 10.3 and except as provided in Sections 2.9, 2.11(b), and this Section 7.6, Purchaser shall be responsible for the costs of all their own attorneys’ and accountants’ fees and expenses, software license and transfer fees, sales and use and other transfer taxes, regulatory applications, and other expenses arising in connection with the transaction described in this Agreement. Purchaser shall pay the costs of title insurance premiums and documentary stamps and similar real estate transfer charges. Sellers shall be responsible for their own attorneys’ and accountants’ fees and expenses related to this transaction. Sellers shall make no charge to the Purchaser for Sellers’ personnel assigned to transition matters hereunder.

Section 7.7. Breaches with Third Parties.

If the assignment of any material claim, contract, license, lease, commitment, sales order, or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Sellers thereunder, then such assignment will be made subject to such consent or approval being obtained.

Section 7.8. Operations.

Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by regulatory authority, Sellers shall conduct operations at the in accordance with their past standards and practices and in accordance with applicable laws and regulations and shall not without the prior consent of Purchaser, which consent shall not be unreasonably withheld:

(1)	cause the Bank Branch to engage or participate in any material transaction or incur or sustain any obligation which is material to their business, condition, or operation;

(2)	cause the Bank Branch to transfer to Sellers’ other operations any material amount of Transferred Assets, except for (i) supplies, if any, which have unique function in Sellers’ business and ordinarily would not be useful to Purchaser,

(ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices, and (iii) signs, or those parts thereof, bearing Sellers name and/or logo;

(3)	except in the ordinary course of business at the unsolicited request of depositors (i) cause the Bank Branch to transfer to Sellers’ other operations any Deposit Liabilities, or (ii) cause any of Sellers’ other operations to transfer to the Bank Branch any Deposit Liabilities;

(4)	invest in any fixed assets on behalf of the Bank Branch and for replacements of furniture, furnishing, and equipment except for normal maintenance and refurbishing purchased or made in the ordinary course of business;

(5)	enter into or amend any continuing contract (other than Deposit Liabilities) relating to the Bank Branch, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium, or other compensation for termination, or which is not made in the ordinary course of business;

(6)	undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Bank Branch, unless such actions are required or permitted by this Agreement;

(7)	hire any individual into the Bank Branch (other than to replace a departing employee and/or to bring the number of employees at the Bank Branch to normal staffing levels), transfer or reassign any employee of the Bank Branch, increase the compensation of any employee of the Bank Branch, or promote any of the employees, except where any such action is pursuant to and consistent with customary Sellers’ procedures and policies;

(8)	make any material change to its customary policies for setting rates on deposits offered at the Bank Branch;

(9)	amend or modify any of its promotional or deposit account, at the Bank Branch other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Sellers’ branches other than the Bank Branch;

(10)	enter into any employment severance, termination, or change in control contracts or understandings with any employee of the Bank Branch;

(11)	reduce the service charges on any deposit product or fee-based product (e.g. safe deposit boxes, money orders, cashier’s checks) unless such reduction is implemented generally in Sellers’ other branches;

(12)	lease or sublease any space in the Bank Branch,

(13)	until the Effective Time fail to maintain and update its general ledger on a basis consistent with their past accounting practices; or

Section 7.9. Destruction and Condemnation.

If the Bank Branch is damaged or destroyed or condemned between the date hereof and the Closing Date, unless Sellers have repaired or replaced the damage or destroyed property, Purchaser may elect, in its sole discretion, to either (i) not acquire the damaged Banking Center and the related assets and liabilities or, (ii) acquire the damaged Banking Center, in which event Sellers will deliver to Purchaser any insurance proceeds, condemnation proceeds, or other payment with respect to the Bank Branch.

Section 7.10. Insurance.

As of the Effective Time, Sellers will discontinue their insurance coverage maintained in connection with the Bank Branch and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Bank Branch’ premises and the activities conducted thereon immediately following the Effective Time. Sellers shall bear the risk of loss until the Effective Time.

Section 7.11. Public Announcements.

Sellers and Purchaser agrees that, from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Sellers and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or the Employees shall be made without the prior approval of Sellers until the Effective Time.

Section 7.12. Tax Reporting.

Sellers shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the Transferred Assets and liabilities after the Effective Time.

Section 7.13. Transitional Matters.

Sellers shall use their best efforts to cooperate with Purchaser to assure an orderly transition of ownership of the Transferred Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by Purchaser hereunder.

ARTICLE VIII - CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 8.1. Representations and Warranties True.

The representations and warranties made by Sellers in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 8.2. Obligations Performed.

Sellers shall have (i) delivered or made available to Purchaser those items required by Section 3.2(b) hereof, and (ii) performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

Section 8.3. No Adverse Litigation.

As of the Effective Time, no action, suit, or proceeding shall be pending or threatened against Sellers which is reasonably likely to (i) materially and adversely affect the business, properties, and assets of the Bank Branch, or (ii) materially and adversely affect the transactions contemplated herein.

Section 8.4. Regulatory Approval.

(a)	Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit, or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)	Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

ARTICLE IX - CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of Sellers to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

Section 9.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Sellers.

Section 9.2. Obligations Performed.

Purchaser shall have (i) delivered to Sellers those items required by Section 3.2(c) hereof, and (ii) performed and complied in all material respects, with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3. No Adverse Litigation.

As of the Effective Time, no action, suit, or proceeding shall be pending or threatened against Purchaser or Sellers which might materially and adversely affect the transactions contemplated hereunder.

Section 9.4. Regulatory Approval.

(a)	Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein; the waiting periods required by law to pass shall have passed; no proceeding to enjoin, restrain, prohibit, or invalidate such transactions shall have been instituted or threatened; and any conditions of any regulatory approval shall have been met.

(b)	Purchaser’s regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Sellers.

Section 9.5. Lessors’ Consents.

Sellers shall have obtained such consents or approvals from the lessor or sublessor as are deemed necessary or desirable by Sellers to the assignment or sublease of the Real Property Lease.

Section 9.6. Purchaser’s Deadlines

Purchaser must file a regulatory application seeking approval of the transaction no later than May 28, 2004. Said regulatory approval must be received no later than July 30, 2004. The closing of this transaction shall take place no later than August 30, 2004.

Section 9.7. Corporate Approval.

The closing of this transaction shall have been approved prior to the Closing by Huntington Bancshares Incorporated and by the Boards of Directors of Unizan and Unizan Bank.

ARTICLE X - TERMINATION

Section 10.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(1)	at any time on or prior to the Effective Time by the Mutual consent in writing of the Sellers and Purchaser;

(2)	by Sellers in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Purchaser or waived in writing by Sellers prior to the Closing Date;

(3)	by Purchaser in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Sellers or waived in writing by Purchaser prior to the Closing Date;

(4)	any time prior to the Effective Time, by Purchaser or Sellers in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking, or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 7.3 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Sellers; or

(5)	by Sellers in writing at any time after any applicable regulatory authority has finally denied approval of any application of Purchaser for approval of the transactions contemplated herein.

Section 10.2. Procedure Upon Termination.

In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(1)	each party will return all documents, work papers, and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(2)	all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

(3)	each party will pay their own expenses.

Section 10.3. Payment of Expenses.

Notwithstanding Section 10.2(3), should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, their reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

ARTICLE XI - MISCELLANEOUS PROVISIONS

Section 11.1. Amendment and Modification.

The parties hereto, by mutual consent, my amend, modify, and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.2. Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (ii) compliance with any of the undertakings, obligations, covenants, or other acts contained herein.

Section 11.3. Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted successors and assigns, including Huntington Bancshares Incorporated, and The Huntington National Bank, who have executed a merger Agreement with Unizan and Unizan Bank that are subject to shareholder and regulatory approval, but, except as provided in Section 11.1 above, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other.

Section 11.4. Confidentiality.

Purchaser and Sellers agree that any confidentiality agreements between Purchaser and Sellers shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 11.5. Addresses for Notices, Etc.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Sellers, to:
Unizan Financial Corp.
220 Market Avenue, South, 2nd Fl.
PO Box 24190
Canton, OH 44701-4190
Attn: Mr. Scott E. Dodds
Executive Vice President
Fax Number: 330-438-4850
with a copy to:
Todd S. Bundy, Esq.
Black, McCuskey, Souers & Arbaugh, LPA
220 Market Avenue South, Suite 1000
Canton, Ohio 44702
Fax Number 330-456-5756
If to Purchaser to:
Mr. L. Dwight Douce
President and CEO
Ohio Legacy Bank, N.A.
305 West Liberty Street
P.O. Box 959
Wooster, Ohio 44691
Fax Number: 330-263-0063

with copies to:
Daniel H. Plumly, Esq.
Critchfield, Critchfield & Johnston, Ltd.
225 North Market Street
Wooster, Ohio 44691
Fax Number 330-263-9278

Section 11.6. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.7. Headings.

The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 11.8. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its conflict of laws provisions.

Section 11.9. Sole Agreement.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.10. Parties In Interest.

Nothing in this Agreement, express or implied, including, without limiting the generality of the foregoing in any way, the provisions of paragraph 2.6(a) hereof, is intended or shall be construed to confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns and Huntington Bancshares Incorporated and The Huntington National Bank as provided in this Agreement) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant, or agreement contained herein.

Section 11.11 Calculation of Dates and Deadlines.

Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Columbus, Ohio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

UNIZAN FINANCIAL CORP.

By:	/s/ Roger L. Mann, President & CEO

UNIZAN BANK, NATIONAL ASSOCIATION

By:	/s/ Roger L. Mann, Chairman

OHIO LEGACY BANK, N.A.

By:	/s/ L. Dwight Douce, President and CEO